Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS ELECTS AIKEN

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., February 17, 2015 – United Stationers Inc. (NASDAQ: USTR), a leading supplier of workplace essentials, announced today that Robert B. Aiken Jr. has rejoined its board of directors and will serve on the executive and finance committees.  His election to the board brings the total number of members to ten, with nine of those being independent directors.

Mr. Aiken, 52, previously served on the company’s board of directors from December 2010 to May 2014. He stepped down from the board last year due to the demands of his position as the chief executive officer of Feeding America, the nation’s leading hunger relief organization.  Prior to this role, Mr. Aiken was CEO of the food company portfolio at Bolder Capital, a private equity firm, and previously the managing director of Capwell Partners LLC, a private equity firm focused on companies offering health and wellness products and services.  From 2007 to 2010, Mr. Aiken served as the president and CEO of U.S. Foodservice, Inc., one of the country’s leading foodservice distributors.  He previously held several senior executive positions at U.S Foodservice and at manufacturing firms.  Early in Mr. Aiken’s career, he worked as a business lawyer.

Mr. Aiken brings to the board of directors experience as a chief executive officer of both public and private corporations with significant operations and a large, labor-intensive workforce. He has a broad background in foodservice distribution, with particular expertise in acquisitions, finance, merchandising, operations, sales force effectiveness, supply chain and private label products. Mr. Aiken also holds accounting and law degrees from Georgetown University.

Mr. Aiken currently serves on the board of directors of Red Robin Gourmet Burgers, Inc.

“We are extremely pleased to have an individual as well qualified as Bob rejoin our board,” said Charles K. Crovitz, chairman of United Stationers’ board of directors.  “His leadership at Feeding America and previously at U.S. Foodservice, as well as his extensive strategic, merchandising and operations experience, make him a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 77 distribution centers allows it to deliver these products to approximately 30,000 reseller customers. One of the Company’s wholly owned subsidiaries is an online retailer which sells direct to end consumers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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